Exhibit 17.1

Jerry V. Swank

8117 Preston Road

Suite 440

Dallas, Texas 75206

November 26, 2013

Central Energy GP LLC

8150 N. Central Expressway,

Suite 1525

Dallas, Texas 75206

To the Board of Directors:

Please accept this letter as formal resignation from my position as a director and Chairman of the Board of Directors of Central Energy GP LLC (the “Company”) effective upon acceptance of this letter of resignation by the Board of Directors of the Company.

Sincerely,

/s/ Jerry V. Swank

Jerry V. Swank